Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

1999 AVENUE OF THE STARS, 29TH FLOOR

LOS ANGELES, CA 90067-4607

(310) 407-7500

FACSIMILE (310) 407-7502

March 30, 2016

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as counsel to Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 10,000,000 Class A units (the “Class A Units”) representing limited liability company interests of the Company pursuant to the Oaktree Capital Group, LLC 2011 Equity Incentive Plan (as amended through the date of this opinion, the “Plan”).

We have examined the Registration Statement, the Third Amended and Restated Operating Agreement of the Company, dated August 31, 2011 (as amended, the “Operating Agreement”), the amendment thereto dated as of March 29, 2012, a copy of the specimen certificate representing the Class A Units that has been filed with the Commission as an exhibit to the Registration Statement, and the Plan. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the Plan and the Operating Agreement, the Class A Units will be validly issued and holders of the Class A Units will not have any obligation to make payments to the Company or its creditors or contributions to the Company or its creditors solely by reason of their ownership of the Class A Units.

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SIMPSON THACHER & BARTLETT LLP

Oaktree Capital Group, LLC	- 2 -	March 30, 2016

We do not express any opinion herein concerning any law other than the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP